EXHIBIT 99.6

Innovative R&D Design-Build Leader GloGreen Global LLC, signs $30 Million Dollar Commitment to Fund TPT Global Tech's Smart City Concrete Technology Manufacturing Plant in Tuskegee Alabama

GloGreen Global's disruptive technologies and sustainability solutions will be at the core of TPT's lead-development role for residential, commercial and manufacturing plants creating jobs and boosting the regional economy for years to come

LOS ANGELES, CA / ACCESSWIRE / May 10, 2022 / GloGreen Global, LLC, an R&D company specializing in the development of disruptive and sustainable technologies that create unique systems for building residential, commercial, and industrial structures, will be partnering with master-lead developer TPT Global Tech, Inc. ("TPT" or the "Company") (OTCQB:TPTW) to construct a "Smart City" multi-purpose business park in Tuskegee, Alabama. GloGreen will work with TPT to have the first factory funded through the company's ICO (Initial Coin Offering) launching this fall. GloGreen and TPT are in negotiations with the City Counsel of Tuskegee for the initial 15-acre parcel which will be included in the TPT Global Tech Smart City Master Plan. The high-Tech ultra-performance "Robotic Manufacturing" facility is expected to open mid 2023 and will create 500+ high paying jobs for the city.

The proposed parcel sits adjacent to transportation hubs, including the airport, rail system, and the I-85 corridor for easy supply chain management. In addition to bringing innovative technologies and construction expertise to the project, GloGreen will be working together with TPT on various aspects pertaining to the development of Tuskegee commercial and residential real-estate. Together, the two are also expected to collaborate on the "Smart City" infrastructure consisting of new transportation capabilities, renewable energy and waste management technologies, telecommunications services.

"GloGreen Global's focus since its inception has been on redefining real estate development and its technological capabilities," said Angelo Farruggia, Founder of GloGreen Global strategy. "Together with TPT, we will be showcasing our ability to construct state-of-the-art facilities that aim to reinvent the world of construction and real estate while helping to bring jobs and a better economic future to Tuskegee."

About GloGreen Global, LLC

Our company started as an innovative R&D design-build company in California, with disruptive technologies in the world of real-estate construction. We worked for 16 years to maximize sustainability and optimize efficiencies through every step of the building process, from schematic design to engineering and construction.

We have created a new and unique system of building residential, commercial and industrial structures, all LEED Platinum certified (international green certification). Implementing our own sustainable solutions from conceptual planning to construction, through every stage of development. We bring the best knowledge and technology to allow developers to build contemporary innovative structures solving the real-estate problems.

Glogreeen operates through a "franchise-based" business model, offering licenses to developers worldwide.

To learn more, please visit https://mapableusa.com/is-glogreens-turnkey-smart-development-the-future-of-real-estate-construction/

Contact: Angelo@glogreenglobal.life

SOURCE: GloGreen Global LLC